SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 12, 2017 (January 9, 2017)

PARETEUM CORPORATION

(Exact name of registrant as specified in Charter)

Delaware	000-030061	95-4557538
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Park Avenue

New York, NY 10017

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (212) 984-1096

Elephant Talk Communications Corp.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

 Appointment of Ted O’Donnell:

Effective January 9, 2017 (the “Effective Date”), the Board of Directors of Pareteum Corporation (the “Company”) appointed Ted O’Donnell to be the Company’s Chief Financial Officer. Below is Mr. O’Donnell’s biography:

Prior to joining the Company, Mr. O’Donnell, age 51, served as the Chief Financial Officer of Ameri Holdings, Inc. (OTC: AMRH) from January 2016 through December 2016 and the Chief Operating Officer of Radbourne Property Group, Inc. from April 2015 to January 2016. From February 2013 until April 2015, Mr. O'Donnell served as chief financial officer of AudioEye, Inc. (OTC: AEYE). From December 2010 until January 2013, Mr. O'Donnell served as Vice President of Finance for Augme Technologies, Inc. (Previously OTC: AUGT), which provides strategic services and mobile marketing technology to leading consumer and healthcare brands. Mr. O'Donnell is a Certified Public Accountant in New York and a member of NYSSCPAs and AICPA. Mr. O'Donnell earned a B.S, degree in Accountancy from Villanova University in 1991 and an M.B.A. from Columbia Business School in 2003. There are no family relationships or related party transactions between Mr. O’Donnell and the Company.

In connection with Mr. O’Donnell’s appointment, the Company and Mr. O’Donnell entered into an Employment Agreement (the “Employment Agreement”) that provides for the following:

-	annual salary of $175,000 per year;
-	annual bonus of up to $75,000;
-	signing bonus of 25,000 restricted common shares;
-	options to purchase up to 1,000,000 shares of the Company’s stock, subject to the Company’s employee stock option plan including restrictions and vesting schedule;
-	other customary allowances, bonuses, reimbursements and vacation pay.

The Employment Agreement is an “at will” agreement, which also provides that if Mr. O’Donnell’s employment with the Company is terminated by the Company, then, subject to a mutual release, the Company will pay Mr. O’Donnell’s base salary for an additional 270 days after termination in accordance with customary payroll practices.

Mr. O’Donnell is also subject to customary confidentiality requirements during and after the term of his employment.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 12, 2017	PARETEUM CORPORATION

	By:	/s/ Alexander Korff
Name: Alexander Korff
Title: General Counsel & Secretary